Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

 Cameron Donahue

 (651) 653-1854

 cameron@haydenir.com

Celsius Holdings to Present at LD Micro 11th Annual Main Event Investor Conference on December 6, 2018

Boca Raton, FL (November 29, 2018) – Celsius Holdings Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced John Fieldly, Chief Executive Officer, and Edwin F. Negron-Carballo, Chief Financial Officer, will present at the 11th Annual LD Micro Main Event investor conference at 9:00 a.m. PT on Thursday, December 6, 2018 at the Luxe Sunset Boulevard Hotel in Los Angeles, California. The conference will be held December 4-6, 2018.

In addition, management will be available during the day on December 5-6 for one-on-one meetings. For more information about the conference or to schedule a one-on-one meeting with management, please contact Hayden IR at celh@haydenir.com. The audio of the company’s group presentation will be available at http://wsw.com/webcast/ldmicro15/celh/ and the webcast will be archived for 90 days following the live presentation.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into several influential events annually (Invitational, Summit and Main Event). In 2015, LD Micro launched ldmicro.com as a portal to provide exclusive intraday information on the entire sector, including the first pure micro-cap index (LDMi), which covers stocks in North America with market capitalizations between $50 million to $300 million.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits. CELSIUS®’ Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®’ Natural Line is available in six refreshing flavors and the line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s, Food Lion, CVS and many others.

CELSIUS®’ functional claims are backed by nine published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.